State of Delaware
Secretary of State
Division of Corporations
Delivered 03:55 PM 03/01/2006
FILED 03:39 PM 03/01/2006
SRV 060203964 - 4080296 FILE

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION OF
THE DIET COFFEE, CO., INC.

The undersigned, being the Secretary of The Diet Coffee Co., Inc. , a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation is The Diet Coffee Co., Inc. The date of filing the original certificate of incorporation with the Secretary of State of Delaware was December 19, 2005.

2. Article FIRST of the certificate of incorporation of the Corporation is hereby amended and replaced in its entirety with the following:

"The name of the corporation is Diet Coffee, Inc."

3. Article FOURTH of the certificate of incorporation of the Corporation is hereby amended and replaced in its entirety with the following

"The total number of shares of all classes which the corporation is authorized to have outstanding is Two Hundred Ten Million (210,000,000) shares of which stock Two Hundred Million (200,000,000) shares in the par value of $.001 each, shall be common stock and of which Ten Million (10,000,000) shares in the par value of $.001 each, shall be preferred stock.

Furthermore, the board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h) Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination."

3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's shareholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Davis Attarian, its Secretary, this 1st day of March 2006.

By: [signature]
David Attarian, Secretary